Exhibit 99.1

Lincoln Educational Services Corporation
Reports Second Quarter 2014 Results

West Orange, New Jersey, August 6, 2014 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported a second quarter loss that was better than its previously issued guidance. Lincoln also provided guidance for the third quarter of 2014 and reaffirmed its per share guidance for the full year 2014.

Highlights:

●	Revenue of $77.2 million for the three months ended June 30, 2014, representing a decrease of 5.6% from revenue of $81.8 million for the three months ended June 30, 2013.

●	Net loss per share from continuing operations of $0.51 for the three months ended June 30, 2014 as compared to net loss per share from continuing operations of $0.30 for the three months ended June 30, 2013. Net loss per share of $0.51 for the three months ended June 30, 2014 includes a $0.21 valuation allowance against deferred tax assets. Please see page 7 for “Reconciliation of Non-GAAP Financial Measures.”

●	Increase in student starts from continuing operations of 0.6% for the three months ended June 30, 2014 compared to the three months ended June 30, 2013.

Comment and Outlook

“Recent events in our sector, including the closing and potential sale of one of our competitors, has compounded the negative publicity in our industry and has caused a major disruption,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. “The continued economic challenges facing potential students in all areas of higher education have negatively impacted our student starts for the second quarter.  Add the recent events to the continued economic challenges and it is combining to delay the recovery in starts that we expected in 2014.”

“While we experienced growth in student starts in the second quarter, they fell short of our expectations. New starts remain hard to predict in the short term but we expect they will be down in the second half of the year. However, student demand and fundamentals remain strong and we continue to drive improvements in student outcomes. We will offset the lower expected starts with a continued reduction in expenses and we expect to deliver the cash flow and per share guidance previously issued.”

“Our industry is having significant short term challenges.  We believe that the forthcoming industry consolidation presents a significant opportunity for us.  In order to best position ourselves to benefit from this consolidation, and due to the increasing reluctance of banks to lend to our industry, we are proceeding to monetize $50 million of our owned real estate.  In light of all the above, our board has decided to reduce our quarterly cash dividend to $0.02 per share.”

2014 Guidance:

Quarter Ending September 30, 2014 -

●	Revenue of $83.0 million to $85.0 million, a decrease of $4.5 million, or 5%, from the third quarter of 2013. Net loss per share from continuing operations of $0.14 to $0.20 per share as compared to break-even results from continuing operations for the third quarter of 2013. Net loss per share for the third quarter of 2014 excludes any benefit for income taxes.

●	We anticipate student starts from continuing operations for the third quarter of 2014 to be down 8% to 10% from the third quarter of 2013.

Year Ending December 31, 2014 –

●	We are reaffirming our previously issued 2014 guidance in terms of net loss per share and we continue to expect to be cash flow and free cash flow positive for 2014.

●
We are revising our revenue estimates for the year to $330.0 million to $340.0 million and we now expect that student starts will be down 1% to 3% for the year. We expect to offset the shortfall in revenues with expense management in the second half of the year.

A cash dividend of $0.02 per share will be payable on September 30, 2014 to shareholders of record as of September 12, 2014.

Second Quarter 2014 Operating Performance from Continuing Operations

Revenue decreased by $4.6 million, or 5.6%, to $77.2 million for the quarter ended June 30, 2014 from $81.8 million for the quarter ended June 30, 2013.  This decrease was primarily attributable to a 4.8% decrease in average student population, which decreased to 13,803 for the quarter ended June 30, 2014 from 14,500 for the quarter ended June 30, 2013. Average revenue per student decreased 0.9% for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013 due to an increase in institutional scholarships.

Operating loss was $10.0 million and $9.9 million for the quarters ended June 30, 2014 and 2013, respectively. Operating loss margin for the quarter was 13.0% in 2014 as compared to 12.1% in 2013.

Educational services and facilities expenses decreased by $0.9 million, or 2.0%, to $41.5 million for the quarter ended June 30, 2014, from $42.4 million for the quarter ended June 30, 2013. The decrease was primarily due to a $0.5 million, or 2.3%, decrease in instructional expenses, and a $0.3 million, or 7.4%, decrease in books and tools expenses. The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from a lower student population. The decrease in books and tools expense is also attributable to the lower average student population, which decreased by approximately 700 students for the quarter ended June 30, 2014, compared to the quarter ended June 30, 2013. Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses. As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population. As a result, as a percentage of revenue, educational services and facilities expense increased to 53.8% for the quarter ended June 30, 2014 from 51.9% for the quarter ended June 30, 2013.

Selling, general and administrative expense for the quarter ended June 30, 2014 was $45.6 million, essentially flat compared to the quarter ended June 30, 2013. The administrative expense portion of selling general and administrative expenses increased by $0.3 million, or 1.3%, which was offset by a decrease of $0.3 million, or 1.7%, in sales and marketing expenses. The increase in administrative expenses was primarily due to a $1.6 million increase in bad debt and a $0.5 million increase resulting from the consolidation of two of our campuses, offset by a $1.9 million decrease in compensation and benefits.

For the quarter ended June 30, 2014, our bad debt expense as a percentage of revenue was 5.7%, compared to 3.3% for the quarter ended June 30, 2013. The increase in bad debt as a percentage of revenue was due to higher accounts receivable balances for the quarter ended June 30, 2014, as compared to the quarter ended June 30, 2013. The decrease in sales and marketing expenses was primarily due to a reduction in marketing expenses as well as a reduction in the number of admissions representatives as we aligned our cost structure to our student population. As of June 30, 2014, we had outstanding loan commitments to our students of $31.3 million as compared to $33.7 million at March 31, 2014. Loan commitments, net of interest that would be due on the loans through maturity, were $22.5 million at June 30, 2014, as compared to $23.9 million at March 31, 2014. The decrease in loan commitments is primarily due to lower average student population.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended June 30, 2014 increased to 59.1% from 55.8% for the quarter ended June 30, 2013.

Our provision for income taxes for the quarter ended June 30, 2014 was $0.4 million, or (3.9%) of pretax loss, compared to a benefit for income taxes of $4.4 million, or 39.6%, of pretax loss for the quarter ended June 30, 2013. No federal or state income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance. Income tax expense for the quarter ended June 30, 2014 resulted from an increase in deferred tax liabilities associated with indefinite-lived intangible assets and various state tax expenses.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence was the cumulative losses incurred by us in recent years. On the basis of this evaluation the realization of our deferred tax assets was not deemed to be more likely than not and thus we have provided a valuation allowance on our deferred tax assets.

Loss from continuing operations was ($11.6) million for the quarter ended June 30, 2014 compared to loss from continuing operations of ($6.7) million for the quarter ended June 30, 2013. Diluted loss per share from continuing operations was ($0.51) for the quarter ended June 30, 2014 as compared to diluted loss per share from continuing operations of ($0.30) for the quarter ended June 30, 2013.

Balance Sheet

We had $6.8 million of cash and cash equivalents at June 30, 2014 compared with $67.4 million of cash, cash equivalents and restricted cash at December 31, 2013. This decrease is primarily due to a net loss during the six months ended June 30, 2014 of $22.7 million in addition to the repayment of $39.5 million of borrowings under our credit facility. Total debt and capital lease obligations decreased to $50.4 million at June 30, 2014 from $90.1 million at December 31, 2013. Stockholders’ equity decreased to $121.0 million at June 30, 2014 from $145.2 million at December 31, 2013 and reflects the payment of $3.4 million of dividends in 2014.

Student Metrics from continuing operations

Starts and Population

	Three Months Ended
	June 30,
	2014	2013	Change

Average population - excluding short programs	13,803	14,500	-4.8%

End of period population - excluding short programs	13,648	13,985	-2.4%
End of period population - short programs	150	255	-41.2%

Student starts - excluding short programs	3,617	3,597	0.6%
Student starts - short programs	180	330	-45.5%

Average Population Mix by Vertical

	Three Months Ended June 30,
	2014	2013

Automotive	40.5%	41.4%
Health sciences	31.7%	31.0%
Skilled trades	14.5%	13.2%
Hospitality services	8.4%	8.9%
Business & IT	4.9%	5.5%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-700-5192 (domestic) or 617-213-8833 (international) and citing code 84366912. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 40655164.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 31 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. As of June 30, 2014, 13,648 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2013. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

REVENUE	$77,152	$81,751	$157,119	$168,021
COSTS AND EXPENSES:
Educational services and facilities	41,544	42,398	84,233	85,971
Selling, general and administrative	45,617	45,640	92,354	95,660
Gain on sale of assets	(6)	(196)	(61)	(207)
Impairment of goodwill and long-lived assets	-	3,815	-	3,908
Total costs & expenses	87,155	91,657	176,526	185,332
OPERATING LOSS	(10,003)	(9,906)	(19,407)	(17,311)
OTHER:
Interest income	16	15	72	17
Interest expense	(1,178)	(1,202)	(2,494)	(2,294)
Other income	-	18	-	18
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(11,165)	(11,075)	(21,829)	(19,570)
PROVISION (BENEFIT) FOR INCOME TAXES	431	(4,387)	862	(7,599)
LOSS FROM CONTINUING OPERATIONS	(11,596)	(6,688)	(22,691)	(11,971)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(2,690)	-	(4,894)
NET LOSS	$(11,596)	$(9,378)	$(22,691)	$(16,865)
Basic
Loss per share from continuing operations	$(0.51)	$(0.30)	$(1.00)	$(0.53)
Loss per share from discontinued operations	-	(0.12)	-	(0.22)
Net loss per share	$(0.51)	$(0.42)	$(1.00)	$(0.75)
Diluted
Loss per share from continuing operations	$(0.51)	$(0.30)	$(1.00)	$(0.53)
Loss per share from discontinued operations	-	(0.12)	-	(0.22)
Net loss per share	$(0.51)	$(0.42)	$(1.00)	$(0.75)
Weighted average number of common shares outstanding:
Basic	22,800	22,497	22,762	22,456
Diluted	22,800	22,497	22,762	22,456

Other data:

Adjusted EBITDA (1)	$(5,036)	$(612)	$(9,376)	$(2,234)
Depreciation and amortization from continuing operations	$4,967	$5,461	$10,031	$11,151
Number of campuses/training sites from continuing operations	36	38	36	38
Average enrollment from continuing operations	13,803	14,500	13,984	15,034
Stock-based compensation	$707	$1,081	$1,704	$2,361
Net cash used in operating activities	$(6,519)	$(10,053)	$(14,899)	$(14,272)
Net cash used in investing activities	$(1,968)	$(1,046)	$(2,544)	$(1,620)
Net cash provided by (used in) financing activities	$8,160	$(1,924)	$11,316	$(41,550)

Selected Consolidated Balance Sheet Data:	June 30, 2014
(In thousands)

Cash and cash equivalents	$6,759
Current assets	45,929
Working capital	(23,828)
Total assets	240,159
Current liabilities	69,757
Long-term debt and capital lease obligations, including current portion	50,402
Total stockholders' equity	120,964

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define Non-GAAP Loss Per Share as loss per share before the impact of the valuation allowance. We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets. Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)

	2014	2013	2014	2013

Net loss from continuing operations	$(11,596)	$(6,688)	$(22,691)	$(11,971)
Interest expense, net	1,162	1,187	2,422	2,277
Provision (benefit) for income taxes	431	(4,387)	862	(7,599)
Depreciation and amortization	4,967	5,461	10,031	11,151
EBITDA	(5,036)	(4,427)	(9,376)	(6,142)
Impairment of goodwill and long-lived assets	-	3,815	-	3,908
Adjusted EBITDA	$(5,036)	$(612)	$(9,376)	$(2,234)

Following is a reconciliation of GAAP to Non-GAAP Loss Per Share:

	Three Months Ended June 30,	Six Months Ended June 30,
	(Unaudited)	(Unaudited)
	2014	2014

GAAP Net Loss Per Share	$(0.51)	$(1.00)

Impact of valuation allowance	$0.21	$0.42

Non-GAAP Loss Per Share	$(0.30)	$(0.58)

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340